Exhibit (g)(ii)
THE JAMES ADVANTAGE FUNDS
FIRST AMENDMENT TO THE
 CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of the 22nd day of June, 2010, to the Custody Agreement, dated as of July 28, 2009 (the “Agreement”), is entered into by and between The James Advantage Funds, an Ohio trust (the “Trust”) and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust intends to create an additional fund; and

WHEREAS, the Trust and the Custodian desire to extend said Agreement to apply to the new fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE JAMES ADVANTAGE FUNDS		U.S. BANK, N.A.

By:	/s/ Thomas L. Mangan	By:	/s/ Michael R. McVoy
Printed Name:	Thomas L. Mangan	Printed Name:	Michael R. McVoy
Title:	Vice President and CFO	Title:	Vice President

Amended Exhibit C
to the
Custody Agreement of The James Advantage Funds

Separate Series

Name of Series

Golden Rainbow Fund
James Small Cap Fund
James Market Neutral Fund
James Mid Cap Fund
James Micro Cap Fund

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